Exhibit 5.1

January 14, 2015

Vapor Corp.

3001 Griffin Road

Dania Beach, Florida 33316

Re:	Vapor Corp. – Registration Statement on Form S-4 filed on December 29, 2014

Ladies and Gentlemen:

We have acted as counsel to Vapor Corp., a Delaware corporation (the “Registrant”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-4 filed with the Commission on December 29, 2014, as amended (the “Registration Statement”), and the prospectus included as part of the Registration Statement (the “Prospectus”) relating to the registration by the Registrant of the issuance of shares (the “Shares”) of the Registrant’s common stock, $0.001 par value per share (the “Common Stock”) pursuant to the Agreement and Plan of Merger, dated as of December 17, 2014, by and between the Registrant and Vaporin, Inc., a Delaware corporation (the “Merger Agreement”).

We are members of the Bar of the State of Florida and do not herein express any opinion as to the effect of any laws other than the corporate laws of the State of Florida and the provisions of the Delaware General Corporation Law (the “DGCL”) that are applicable to our opinion set forth below. Except as described above, we have neither examined nor do we express any opinion with respect to Delaware law. Without limiting the generality of the foregoing, we express no opinion on Delaware contracts law or on general principles of equity, considerations of public policy, judicial discretion or other considerations which may affect the application of the DGCL to specific facts.

This opinion letter has been prepared and is to be construed in accordance with the “Report on Third-Party Legal Opinion Customary Practice in Florida, dated December 3, 2011” issued by the Legal Opinions Standards Committee of the Business Law Section of The Florida Bar (the “Report”). The Report is incorporated by reference into this opinion letter. For purposes of construing the Report, the “Client” as referenced in the Report is the Registrant.

Documents Reviewed

In rendering the following opinion, as to various questions of fact material to our opinion, we have (except to the extent otherwise expressly stated herein) relied solely on the examination of originals or copies, certified or otherwise identified to our satisfaction of the following documents (collectively, the “Documents”) and upon the accuracy of the statements, representations and warranties made in the following documents, and we have made no independent investigation or inquiry with respect to such factual matters:

A.	The Registration Statement and the Prospectus;

B.	An Officer’s Certificate furnished to us by Jeffrey E. Holman, President and Chief Executive Officer of the Registrant, dated as of the date of this opinion letter;

C.	A copy of the Registrant’s Certificate of Incorporation as filed with the Commission as Exhibit 3.3 to the Registrant’s Current Report on Form 8-K (filed 12/31/13) (No. 000-19001) (the “Certificate of Incorporation”);

D.	A copy of the Registrant’s Bylaws, as amended to date, as filed with the Commission as Exhibit 3.4 to the Registrant’s Current Report on Form 8-K (filed 12/31/13) (No. 000-19001) (“Bylaws”);

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January 14, 2015

E.	The Merger Agreement;

F.	Resolutions of the Registrant’s Board of Directors, dated as of December 15, 2014, relating to the authorization and approval of the issuance of the Shares pursuant to the Merger Agreement; and

G.	A form of the Common Stock certificate.

We have made no investigation or review of any matters relating to the Registrant or any other person other than as expressly stated herein. Without limiting the foregoing and with your consent, (i) we have made no examination or investigation to verify the accuracy or completeness of any financial, accounting, statistical or other similar information set forth in the Prospectus or in any of the other Documents, or with respect to any other accounting or financial matter and accounts, and express no opinion with respect thereto; (ii) we have not verified whether or not all of the steps in the organization, the chain of elections of officers or directors, the issuances and transfers of shares or share certificates, or the adoption of or amendments to the certificate of incorporation or the bylaws of the Registrant, or comparable matters applicable at the time of or since the formation of the Registrant, were performed in accordance with applicable law in effect when such actions were taken (and/or were taken in a regular and continuous manner), and we have relied on the presumption of regularity and continuity of such steps in rendering our opinion set forth in this opinion letter; and (iii) we have not conducted a search or investigation of the records, files or indices of any court or governmental authority for litigation, action, suits, proceedings, orders, judgments, decrees, filings, arbitrations, or otherwise.

Opinion

Based upon and subject to the foregoing, and subject to the limitations, qualifications and assumptions set forth in the Report and/or in this opinion letter, as of the date hereof, we are of the opinion that when (i) the Registration Statement, as finally amended, has become effective under the Securities Act; (ii) an appropriate Prospectus, as finally amended, with respect to the applicable Shares has been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations promulgated thereunder; (iii) the merger and the Merger Agreement are approved and adopted by the stockholders of Vapor Corp. and Vaporin, Inc. and the merger is completed and effected in accordance with the Merger Agreement; and (iv) the applicable Shares have been issued, delivered and paid for in accordance with the terms and conditions set forth in the Merger Agreement and the Registration Statement, or any post-effective amendment thereto, and the Prospectus or any supplement or amendment relating thereto, the Shares will be validly issued, fully paid and nonassessable.

Nothing contained in this opinion letter shall be deemed to be an opinion other than as set forth in the immediately preceding paragraph.

Limitations and Qualifications

Our opinion set forth in this opinion letter is based upon the facts in existence and the laws, statutes, rules, regulations and judicial decisions (collectively, “Laws”) in effect on the date hereof, and we expressly disclaim any obligation to update our opinion herein, regardless of whether changes in such facts or Laws come to our attention after the delivery hereof.

The opinion set forth in this opinion letter is limited to matters expressly set forth herein and no opinion is to be implied or may be inferred beyond the matters expressly stated herein. We have assumed no obligation to advise you beyond the opinion specifically expressed herein. Except as provided in the next paragraph, this opinion letter may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our written consent.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the use of our name therein and in the Prospectus under the caption “Legal Matters.” In giving

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January 14, 2015

this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Respectfully submitted,

/s/ GUNSTER, YOAKLEY & STEWART, P.A.

GUNSTER, YOAKLEY & STEWART, P.A.

RCW/JTJ/GLS